EXHIBIT 15.(a).1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-8110 and No. 333-10580 on Form F-3 of our report dated 7 March 2006, relating to the consolidated financial statements and financial statement schedule of Norsk Hydro ASA and subsidiaries appearing in this Annual Report on Form 20-F of Norsk Hydro ASA for the year ended 31 December 2005.
Deloitte Statsautoriserte Revisorer AS
Oslo, Norway
24 March 2006